Exhibit 10.1

FOURTH AMENDMENT TO THE

MINERALS TECHNOLOGIES INC. SAVINGS AND INVESTMENT PLAN
(as amended and restated effective as of September 14, 2007, with certain other effective dates)

WHEREAS, pursuant to Section 12.1 of the Minerals Technologies Inc. Savings and Investment Plan as amended and restated effective September 14, 2007, with certain other effective dates (the “Plan”), Minerals Technologies Inc. (the “Company”) reserves the right to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan to add a safe-harbor employer contribution feature to the Plan and increase the pre-tax contribution percentage for employees who are automatically enrolled;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2012, as follows:

1.Section 4.1(a) of the Plan shall be amended by deleting the third paragraph thereof in its entirety and replacing it with the following:

“Notwithstanding the foregoing, any Employee, upon first becoming eligible to participate in the Plan pursuant to Section 3.1 on or after January 1, 2012, who fails to affirmatively make a deferral election (including an election to contribute zero percent (0%) of his Compensation to the Plan) within the time prescribed by the Administrator, shall be deemed to have elected to defer three percent (3%) of his Compensation as a pre-tax contribution (“deemed elective deferral”).  The Administrator shall provide to each Employee a notice of his right to receive the amount of the deemed elective deferral in cash and his right to increase or decrease his rate of elective deferrals.  The Administrator shall also provide each such Employee a reasonable period to exercise such right before the date on which the cash is currently available.”

2.Section 4.2 of the Plan shall be amended by deleting it in its entirety and replacing it with the following:

“Employer Contributions. Effective January 1, 2012, the Employer shall make Employer Safe-Harbor Basic Matching Contributions as provided under Section 10.2(c).”

3.Section 6.1 of the Plan shall be amended by deleting it in its entirety and replacing it with the following:

“A Participant shall at all times have a nonforfeitable (vested) right to his Account derived from elective deferrals (within the meaning of Section 4.1), after-tax contributions (under Section 4.5), Employer matching contributions, Employer Safe-Harbor Basic Matching Contributions (under Section 4.2 and Section 10.2(c)), Employer Fail-Safe Contributions, “Qualified Matching Contributions” (within the meaning of Section 10.2(a)), and rollovers or transfers from other plans, as adjusted for investment experience.”

4.Section 8.2 of the Plan shall be amended by deleting the first paragraph thereof in its entirety and replacing it with the following:

“8.2HARDSHIP DISTRIBUTIONS.  A Participant who is an Employee may, in the case of a financial hardship resulting from a proven immediate and heavy financial need, receive a distribution not to exceed the lesser of (i) the value of the Participant's Account without regard to earnings received on his elective deferrals (within the meaning of Section 4.1) after December 31, 1988, and without regard to any Fail-Safe Contributions, Qualified Matching Contributions (within the meaning of Section 10.2(a) below), and/or Employer Safe-Harbor Basic Matching Contributions (within the meaning of Section 4.2 and Section 10.2(c)) and excluding any earnings attributable to such amounts, or (ii) the amount necessary to satisfy the financial hardship.  The amount of any such immediate and heavy financial need may include any amounts necessary to pay Federal, state or local income taxes reasonably anticipated to result from the distribution.  Such distribution shall be made in accordance with nondiscriminatory and objective standards and procedures consistently applied by the Administrator.”

5.Section 8.4 of the Plan shall be amended by deleting the Section in its entirety and replacing it with the following:

“8.4NON-HARDSHIP WITHDRAWALS.  Before attaining age fifty-nine and one-half (59½), a Participant, who is an Employee may, by notice to the Administrator, withdraw from the Plan a sum (a) not in excess of the credit balance of the Participant’s Account attributable to any after-tax contributions made to the Plan, including earnings thereon, any rollover contributions including earnings thereon, and any Employer matching contributions that have been credited to his Account for at least two (2) years, (or, provided at least five (5) years have elapsed since his initial date of Plan participation, any matching contributions, credited to his Account), including earnings thereon, and (b) not less than such minimum amount as the Administrator may establish from time to time to facilitate administration of the Plan.  Any such withdrawals shall be made in accordance with nondiscriminatory and objective standards consistently applied by the Administrator.  The amount available for withdrawal shall exclude any Employer Safe-Harbor Basic Matching Contributions (under Section 4.2 and Section 10.2(c)) and any earnings thereon.”

6.Section 10.2(a) of the Plan shall be amended by deleting the third paragraph thereof in its entirety and replacing it with the following:

“Subject to subsection (c) below, as of the last day of each Plan Year, the deferred amounts for the Participants who are Highly-Compensated Employees for the Plan Year shall satisfy either of the following tests:

(1)The actual deferral percentage for the eligible Participants who are Highly-Compensated Employees for the Plan Year shall not exceed the actual deferral percentage for eligible Participants who are Nonhighly-Compensated Employees for the prior Plan Year multiplied by 1.25; or

(2)
The actual deferral percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year shall not exceed the actual deferral percentage of eligible Participants who are Nonhighly-Compensated Employees for the prior Plan Year multiplied by two (2), provided that the actual deferral percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year does not exceed the actual deferral percentage for eligible Participants who are Nonhighly-Compensated Employees for the prior Plan Year by more than two (2) percentage points.”

7.Section 10.2 of the Plan shall be amended by adding the following new subsection (c) to the end thereof:

(c)ADP Test Safe Harbor Rules.  Notwithstanding anything contained in this Article to the contrary, the provisions of this paragraph (c) shall apply for Plan Years beginning on and after January 1, 2012, and any provisions relating to the average actual deferral percentage test (as set forth in subsection (a) above) shall not apply.  In accordance with Section 1.401(k)-3 of the IRS Treasury Regulations, the Plan shall satisfy both the notice requirement and the contribution requirement described below.

(i)Notice Requirement - At least thirty (30) days and no more than ninety (90) days prior to the beginning of each Plan Year, the Administrator shall provide each Employee eligible to participate in the Plan with notice in writing in a manner calculated to be understood by the average eligible Employee, or through an electronic medium reasonably accessible to such Employee, of the Employer Safe-Harbor Basic Matching Contributions provided under subsection (c)(ii) below.  Such notice shall describe (1)the formula for the Employer Safe-Harbor Basic Matching Contributions  described in subsection (c)(ii) below, (2) any other employer contributions under the Plan made on account of elective contributions and the conditions under which such contributions are made, (3) the type and amount of Compensation that may be deferred under the Plan, (4) the procedures for making deferrals (within the meaning of Section 4.1) and the administrative and timing requirements that apply, (5) the periods available under the Plan for making elective deferrals, (6) the plan to which safe-harbor contributions will be made (if different than the Plan), and (7) the withdrawal and vesting provisions applicable to contributions under the Plan.  A notice under this subsection (c)(i) shall also be provided during the ninety (90) day period ending with the day an Employee becomes eligible to participate in the Plan.  Notwithstanding the foregoing, the notice shall satisfy both the content requirement and timing requirement of Section 1.401(k)-3(d) of the IRS Treasury Regulations, and any subsequent guidance issued by the Internal Revenue Service.

(ii)Safe-Harbor Basic Matching Contribution - The Employer shall make “Employer Safe-Harbor Basic Matching Contributions” on behalf of each Employee participating in the Plan in an amount equal to:

A.one hundred percent (100%) of the first three percent (3%) of the Participant’s Compensation contributed as elective deferrals or after-tax contributions, plus

B.fifty percent (50%) of the next two percent (2%) of the Participant’s Compensation contributed as elective deferrals or after-tax contributions.

The foregoing contributions shall be determined on a payroll-by-payroll period basis.  The contributions shall be made no later than the end of the calendar quarter following the quarter in which the applicable payroll period ends.  The contributions may be made in cash (which may be invested in Minerals Technologies Inc. common stock) or in Minerals Technologies Inc. common stock.”

8.Section 10.3(a) of the Plan shall be amended by deleting the second paragraph thereof in its entirety and replacing it with the following:

“Subject to subsection (c) below, as of the last day of each Plan Year, the average contribution percentage for Highly-Compensated Employees for the Plan Year shall satisfy either of the following tests:

(1)The average contribution percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year shall not exceed the average contribution percentage for eligible Participants who are Nonhighly-Compensated Employees for the prior Plan Year multiplied by 1.25; or

(2)The average contribution percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year shall not exceed the average contribution percentage for eligible Participants who are Nonhighly-Compensated Employees for the prior Plan Year multiplied by two (2), provided that the average contribution percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year does not exceed the average contribution percentage for eligible Participants who are Nonhighly-Compensated Employees for the prior Plan Year by more than two (2) percentage points.”

9.Section 10.3 of the Plan shall be amended by adding the following new subsection (c) to the end thereof:

“(c)ACP Test Safe Harbor Rules.  Notwithstanding anything contained in this Article to the contrary, the provisions of this paragraph (c) shall apply for the Plan Years beginning on and after January 1, 2012, and any provisions relating to the average contribution percentage test (as set forth in paragraph (a) above) shall not apply other than with respect to after-tax contributions.  The Plan shall satisfy both the notice and contribution requirement described in Section 10.2(c).  The average contribution percentage test shall apply with respect to after-tax contributions.”

10.Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Company has authorized the undersigned to execute this amendment, and this amendment is executed on this 19th day of October, 2011.

MINERALS TECHNOLOGIES INC.

By: /s/ Thomas J. Meek
                                                             Senior Vice President & General Counsel